Exhibit 8.1

BUSINESS LAW GROUP	ADVOCATEN | AVOCATS

Galapagos NV Generaal De Wittelaan L11 A3 2800 Mechelen Belgium April 17, 2017

Ladies and Gentlemen,

Re:	GALAPAGOS NV

We have acted as Belgian counsel to Galapagos NV (the “Company”), a company incorporated under the laws of the Kingdom of Belgium, in connection with the Company’s registration statement on Form F-3 as filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented (the “Registration Statement”), with respect to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus covering the Shelf Securities dated June 1, 2016 in the form first used to confirm sales of the offered securities (the “Prospectus”) supplemented by the prospectus supplement (the “Supplement”) specifically relating to the offer and sale of 4,312,500 new American Depository Shares (“ADSs”) representing 4,312,500 ordinary shares of the Company (the “Ordinary Shares”, together with the ADSs, the “Securities”). The Ordinary Shares underlying the ADSs will be created through the issuing of 4,312,500 new ordinary shares by the Company pursuant to a capital increase under Belgian Law (“New Ordinary Shares”).

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Supplement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Supplement, we hereby confirm that the discussions of Belgian tax matters expressed in the Supplement in the section entitled “Belgian Tax Consequences” accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the Belgian Income Tax Code 1992 and the Belgian Various Duties and Taxes Code as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. Our opinion may be affected by amendments to the tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, which might be enacted or applied with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Philippe Rens
Philippe Rens

For and on behalf of Argo Law BCVBA

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